Ocera
TH ERAP EUTICS

January 24, 2008

Dana McGowan
5179 Seagrove Place
San Diego, CA 92130

Dear Dana:

The purpose of this letter is to set forth the understanding we have reached with respect to the amendment of that certain letter agreement dated as of September 12, 2005 by and between you and Ocera Therapeutics, Inc. (formerly known as "Renovia, Inc.") (the "Company"), which sets forth the terms of your employment with the Company. That agreement is as follows:

1.     Paragraph 3 of the Letter Agreement is hereby amended by inserting at the end of such paragraph the following sentences:

"In the event that your employment is terminated by Ocera without cause (as determined in good faith by the Board of Directors), you shall be entitled to continue to be compensated by Ocera, at your then annual base salary, for a period of three (3) months."

2.     All references in the Letter Agreement to "Renovia" are hereby changed to
"Ocera."

3.     Except as amended hereby, all terms and provisions of the Letter Agreement shall remain in full force and effect.

If the foregoing accurately sets forth your understanding of our agreement, please sign the enclosed copy of this letter where indicated below and return the executed copy to me.

Sincerely,
Ocera Therapeutics, Inc.
By:
Laurent Fischer, M.D.,
President and Chief Executive Officer

AGREED TO AND ACCEPTED
this 24th day of January, 2008:

Dana McGowan

DOCSLA-15625064 1

RENOVIA

Dear Dana:

On behalf of Renovia, Inc. ("Renovia"}, I am pleased to offer you the position of Chief Financial Officer, effective as of September 12, 2005. The principal terms of your employment are as follows:

1.     In your capacity as Chief Financial Officer you will report directly to the President and Chief Executive Officer. The position is a part-time position equivalent to a 25% full-time equivalent (FTE). Your base compensation will be
$3,645.83 per month (based on a FTE of $180,000.00 per year). You may be eligible for a bonus once a bonus program is established by Renovia and approved by the Board of Directors. In the event that the percentage of your time rendering services for Renovia increases, your compensation and options will be increased accordingly.

2.     Promptly following the date on which you commence employment with the Company, you will be issued, subject to Board approval, an option (the "Option") to purchase 61,323 shares (based on a FTE of 245,250 shares) of the Common Stock of Renovia (the "Shares"), at an exercise price per share equal to the fair market value of the Common Stock of Renovia (as determined in good faith by the Board of Directors) on the date the Option is granted. The Option will be immediately exercisable in full, with the Shares issued upon exercise of the Option subject to a right of repurchase in favor of Renovia upon termination of your employment with Renovia for any reason. The right of repurchase will lapse over a four-year period, with the right of repurchase lapsing with respect to twenty-five percent (25%) of the Shares on the first anniversary of the date on which your employment with Renovia commenced, and thereafter with respect to
1/36 of the balance of the Shares at the end of each succeeding month. In addition, in the event of a Change of Control (as defined in Exhibit "A" attached hereto), the right of repurchase will lapse in accordance with the "Double Trigger" provision set forth in Exhibit "A." The Option will be evidenced by Renovia's standard form of Stock Option Agreement. Any Shares issued upon exercise of the Option will be subject to a right of first refusal in favor of Renovia and certain restrictions on transfer, which will be set forth in an [Early] Exercise Notice and Restricted Stock Purchase Agreement to be entered into between you and Renovia.

3.     Your employment with Renovia is "at will," which means that either you or Renovia may terminate your employment at any time for any reason whatsoever upon thirty (30) days' written notice.

Dana McGowan
August 30, 2005

4.
You will be entitled to five (5) days paid vacation each year based on an FTE of 20 days, accruing on a monthly basis, one (1) personal day, and eight (8) holidays each. You will not be eligible for fringe benefits established by Renovia until your employment exceeds 50% of a FTE or as approved by the Board of Directors.

5.     Renovia will reimburse you for all reasonable and necessary out-of-pocket expenses incurred by you in connection with services rendered on behalf of Renovia subject to you providing Renovia with appropriate substantiation in accordance with Renovia policy.

6.     Upon commencement of your employment, you and Renovia will execute
Renovia's standard form of Patent, Copyright and Non-disclosure Agreement.

7.     This letter agreement shall be governed and construed under the laws of the State of California.

Dana, this is a very exciting opportunity to build a company from the ground floor. I am looking forward to your contributions to our success. If this offer meets with your approval, please sign the enclosed copy of this letter where indicated below and return the executed copy to me by no later than September
10th, 2005.

Sincerely,
Renovia, Inc.

Laurent Fischer, M.D.,
President and Chief Executive Officer

AGREED AND ACCEPTED to
This 12th day of September, 2005:

Dana McGowan